Exhibit 8.1

February 17, 2010

ICO Global Communications (Holdings) Limited

11700 Plaza America Drive, Suite 1010

Reston, VA 20190

Attention: Legal Department

Ladies and Gentlemen:

We have acted as tax counsel to ICO Global Communications (Holdings) Limited (the “Corporation”), a Delaware corporation, in connection with the filing of a registration statement on Form S-3 by the Corporation (Commission File No. 333-152100) (the “Registration Statement”) relating to a distribution by the Corporation to holders of the Corporation’s Class A common stock and Class B common stock of certain non-transferable subscription rights to purchase shares of Class A common stock of the Corporation (the “Rights Offering”).

Our opinion set forth below assumes (i) the initial and continuing accuracy of the statements and facts concerning the Rights Offering set forth in the prospectus supplement to the prospectus contained in the Registration Statement (the “Supplement”) and (ii) that the transaction related to the Rights Offering will be consummated in the manner contemplated by the Supplement. All capitalized terms not defined in this opinion shall have the meaning given to such terms in the Supplement.

Based on and subject to the foregoing, under present United States federal income tax law, it is our opinion that: (i) a U.S. Holder’s receipt of subscription rights pursuant to the Rights Offering should be treated as a nontaxable distribution with respect to its existing shares of Class A common stock and Class B common stock; (ii) if the fair market value of the subscription rights that a U.S. Holder receives is less than 15% of the fair market value of its existing shares of Class A common stock and Class B common stock on the date it receives the subscription rights, the subscription rights should be allocated a zero basis for United States federal income tax purposes, unless it elects otherwise; (iii) if the fair market value of the subscription rights that a U.S. Holder receives is 15% or more of the fair market value of its existing shares of Class A common stock and Class B common stock on the date it receives the subscription rights, it should allocate its basis in its existing shares of Class A common stock and Class B common stock between its existing shares of Class A common stock and Class B common stock and the subscription rights it receives in proportion to their fair market values determined on the date it receives the subscription rights; (iv) a U.S. Holder should not recognize gain or loss on the exercise of a subscription right; (v) a U.S. Holder’s tax basis in a new share of Class A common stock acquired when it exercises a subscription right should be equal to its adjusted tax basis in the subscription right, if any, plus the subscription price; (vi) the holding period of a share of Class A common stock acquired when a U.S. Holder exercises its subscription rights should begin on the date of exercise; and (vii) if a U.S. Holder does not exercise its subscription rights, it should not recognize any gain or loss with respect to the subscription rights for United States federal income tax purposes and it should re-allocate any portion of the tax basis in its existing shares of Class A common stock and Class B common stock previously allocated to the subscription right not exercised to the existing shares of Class A common stock and Class B common stock.

The opinion expressed above is based on existing provisions of the Code, existing regulations of the U.S. Treasury Department, published interpretations of the Code and such regulations by the Internal Revenue Service, and existing court decisions, any of which could be changed at any time. Any such changes may or may not be retroactively applied. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions. In addition, the opinion rendered herein is based on the facts as of the date hereof, and we disclaim any undertaking to advise you of any subsequent change of the facts stated or assumed herein or any subsequent changes in applicable law that could affect the opinion rendered herein. Any variation or difference in any fact from those set forth or assumed herein may affect the conclusions stated herein. No opinion is expressed herein as to any United States state or local tax consequences, or any tax consequences under the laws of any foreign jurisdiction.

This opinion is furnished by us to you and is solely for your benefit. Neither this letter nor any opinion expressed herein may be relied upon by any other person or entity without our prior written consent. Nothing herein should be considered to impose on the recipient of this written advice any limitation on disclosure of the tax treatment or tax structure of the transaction or matters described herein.

We consent to your filing a copy of this opinion as Exhibit 8.1 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP